As filed with the Securities and Exchange Commission on May 18, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cott Corporation

(Exact name of Registrant as specified in its charter)

Canada	98-0154711
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6525 Viscount Road
Mississauga, Ontario, Canada	L4V 1H6
5519 West Idlewild Avenue
Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED

COTT CORPORATION EQUITY INCENTIVE PLAN

(Full title of the plan)

Marni Morgan Poe

Vice President, General Counsel and Secretary

Cott Corporation

5519 West Idlewild Avenue

Tampa, Florida, United States 33634

(813) 313-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

H. John Michel, Jr. Matthew H. Meyers Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103 (215) 988-2700	Neil Sheehy Goodmans LLP 333 Bay Street, Suite 3400 Toronto, ON M5H 2S7 (416) 979-2211

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares, no par value	8,000,000	$9.47	$75,760,000	$8,803.31

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common shares that become issuable under the Amended and Restated Cott Corporation Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding common shares.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based upon the average of the high and low prices of the Registrant’s common shares as reported on the New York Stock Exchange on May 15, 2015.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering an additional 8,000,000 common shares, no par value (the “Common Shares”), of Cott Corporation (the “Registrant”) that may be offered pursuant to the Registrant’s Amended and Restated Equity Incentive Plan (the “Plan”). The Registrant’s shareowners approved at the 2015 Annual and Special Meeting of Shareowners held on May 5, 2015 an amendment to the Plan to, among other things, increase the authorized number of Common Shares issuable under the Plan from 12,000,000 shares to 20,000,000 shares.

The contents of the Registrant’s previously filed Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2010 (Registration No. 333-166507) and May 21, 2013 (Registration No. 333-188735) are hereby incorporated herein by reference to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015, filed with the SEC on March 4, 2015;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 4, 2015, filed with the SEC on May 14, 2015;

•	the Registrant’s Current Reports on Form 8-K filed with the SEC on May 6, 2015, May 7, 2015 and May 11, 2015, and Form 8-K/A filed with the SEC on February 24, 2015 and March 13, 2015 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02);

•	the portions of the Registrant’s definitive Proxy Statement, filed on March 26, 2015, for the Annual and Special Meeting of Shareowners held on May 5, 2015 that have been incorporated by reference into our Annual Report on Form 10-K; and

•	the description of the Registrant’s Common Shares contained in the Registrant’s Registration Statements pursuant to Section 12 of the Exchange Act and any amendments or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Shares issued by the Registrant will be passed upon by Goodmans LLP. One of the Registrant’s directors, Stephen H. Halperin, is a partner in the law firm of Goodmans LLP and, as of the date of filing this Registration Statement, he owns 110,180 Common Shares. Directors of the Registrant are eligible to receive awards under the Plan, as amended.

Item 6.	Indemnification of Directors and Officers.

The corporation laws of Canada and the by-laws of the Registrant include provisions designed to provide for the indemnity of the corporation’s officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as officers and directors of the Registrant.

Under the Canada Business Corporations Act (“CBCA”), a corporation may indemnify certain persons associated with the corporation or, at the request of the corporation, another entity, against all costs, charges and expenses (including an amount paid to settle an action or satisfy a judgment) reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity. Indemnifiable persons are current and former directors or officers, other individuals who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity of another entity.

The law permits indemnification only if the indemnifiable person acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful and he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done. With the approval of the court, a corporation may also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation to which the indemnifiable person is made a party because of his or her association with the corporation.

Sections 7.02 and 7.04 of the Registrant’s by-laws provide that, without in any manner derogating from or limiting the mandatory provisions of the CBCA but subject to the conditions contained therein, the Registrant shall indemnify its directors or officers, former directors or officers, and each individual who acts or acted at the Registrant’s request as a director or officer, or each individual acting in a similar capacity at another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the Registrant or another entity to the extent that the individual seeking the indemnity:

•	acted honestly and in good faith with a view to the Registrant’s best interests or the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at the request of the Registrant, as the case may be; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Both the CBCA and the Registrant’s by-laws expressly provide for the Registrant to advance moneys to a director, officer, or other individual for the costs, charges, and expenses of a proceeding referenced above. The individual is required to repay the moneys if he or she does not fulfill the aforementioned conditions. Section 7.05 of the Registrant’s by-laws states that, subject to the limitations contained in the CBCA, the Registrant may purchase and maintain insurance for the benefit of its directors and officers as such, as the board may from time to time determine.

In addition to the provisions found in the Registrant’s by-laws, the Registrant has entered into indemnification agreements with its directors and executive officers. Pursuant to the indemnification agreements, the Registrant is required to indemnify and save harmless the indemnitee subject to and to the fullest extent permitted by law from and against any and all liability, damages, costs (including legal fees and disbursements), charges and expenses arising out of or relating to any act or omission by the indemnitee in connection with the execution of his or her duties as a director, officer, employee, trustee, agent and/or fiduciary of the Registrant or another entity at the request of the Registrant; provided that the indemnitee acted honestly and in good faith with a view to the best interest of the Registrant or other entity and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnitee had reasonable grounds for believing that his or her conduct was lawful. Such indemnification shall continue as to such indemnitee even if he or she has ceased to be a director or officer of the Registrant. The Registrant is also required to advance the indemnitee all legal fees and other costs, expenses and obligations paid or incurred by the indemnitee in connection with investigating, defending, being a witness in or participating in, or preparing to be a witness or participate in, any civil, criminal or administrative action, suit, proceeding, claim or demand within 30 days after the Registrant’s receipt of a written request for such advance; provided that such advance must be forthwith repaid to the Registrant if it shall ultimately be determined that the indemnitee is not entitled to be indemnified against such costs and expenses.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Cott Corporation Equity Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 28, 2013).

4.2	Amendment to Amended and Restated Cott Corporation Equity Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 26, 2015).

5.1	Opinion of Goodmans LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered certified public accounting firm for Cott Corporation (filed herewith).

23.2	Consent of PricewaterhouseCoopers LLP, independent auditors for DSS Group, Inc. (filed herewith).

23.3	Consent of Grant Thornton UK LLP, independent auditors for Aimia Foods Holdings Limited (filed herewith).

23.4	Consent of Goodmans LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 18, 2015.

COTT CORPORATION

By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of Cott Corporation hereby severally constitutes and appoints Jay Wells and Marni Morgan Poe, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jerry Fowden	Date: May 18, 2015	/s/ Jay Wells	Date: May 18, 2015
Jerry Fowden		Jay Wells
Chief Executive Officer, Director		Chief Financial Officer
(Principal Executive Officer)		(Principal Financial Officer)

/s/ Jason Ausher	Date: May 18, 2015	/s/ Mark Benadiba	Date: May 18, 2015
Jason Ausher		Mark Benadiba
Vice President and Chief Accounting Officer (Principal Accounting Officer)		Director

/s/ George A. Burnett	Date: May 18, 2015	/s/ David T. Gibbons	Date: May 18, 2015
George A. Burnett		David T. Gibbons
Director		Chairman, Director

/s/ Stephen H. Halperin	Date: May 18, 2015	/s/ Betty Jane Hess	Date: May 18, 2015
Stephen H. Halperin		Betty Jane Hess
Director		Director

/s/ Gregory Monahan	Date: May 18, 2015	/s/ Mario Pilozzi	Date: May 18, 2015
Gregory Monahan		Mario Pilozzi
Director		Director

/s/ Andrew Prozes	Date: May 18, 2015	/s/ Eric Rosenfeld	Date: May 18, 2015
Andrew Prozes		Eric Rosenfeld
Director		Director

/s/ Graham Savage	Date: May 18, 2015
Graham Savage
Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Cott Corporation Equity Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 28, 2013).

4.2	Amendment to Amended and Restated Cott Corporation Equity Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 26, 2015).

5.1	Opinion of Goodmans LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered certified public accounting firm for Cott Corporation (filed herewith).

23.2	Consent of PricewaterhouseCoopers LLP, independent auditors for DSS Group, Inc. (filed herewith).

23.3	Consent of Grant Thornton UK LLP, independent auditors for Aimia Foods Holdings Limited (filed herewith).

23.4	Consent of Goodmans LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).